Free Writing Prospectus

Filed pursuant to Rule 433

Relating to the

Preliminary Prospectus Supplement dated January 20, 2015 to the

Prospectus dated January 12, 2015

Registration No. 333-184882

Southwestern Energy Company

Pricing Term Sheet

January 20, 2015

$350,000,000 3.300% Senior Notes due 2018 (the “2018 Notes”)

$850,000,000 4.050% Senior Notes due 2020 (the “2020 Notes”)

$1,000,000,000 4.950% Senior Notes due 2025 (the “2025 Notes”)

Issuer:	Southwestern Energy Company

Distribution:	SEC registered

Trade Date:	January 20, 2015

Settlement Date:	T+3; January 23, 2015

Denominations:	$2,000 x $1,000

Aggregate Net Proceeds (Before Expenses):	$2,183,591,000

Size:	$350,000,000	$850,000,000	$1,000,000,000

Security Type:	Senior Note	Senior Note	Senior Note

Ratings*:	Moody’s: Baa3 (Stale Outlook); S&P: BBB- (Stable Outlook)	Moody’s: Baa3 (Stable Outlook); S&P: BBB- (Stable Outlook)	Moody’s: Baa3 (Stable Outlook); S&P: BBB- (Stable Outlook)

Maturity:	January 23, 2018	January 23, 2020	January 23, 2025

Coupon (Interest Rate):	3.300%	4.050%	4.950%

Price to Public:	99.949%	99.897%	99.782%

Yield to Maturity:	3.318%	4.073%	4.978%

Spread to Benchmark Treasury:	T + 248 basis points	T + 278 basis points	T + 318 basis points

Benchmark Treasury:	UST 0.875% due January 15, 2018	UST 1.625% due December 31, 2019	UST 2.250% due November 15, 2024

Benchmark Treasury Price and Yield:	100-3+; 0.838%	101-18 3⁄4; 1.293%	104-01+; 1.798%

Interest Payment Dates:	January 23 and July 23, commencing July 23, 2015	January 23 and July 23, commencing July 23, 2015	January 23 and July 23, commencing July 23, 2015

Make-Whole Call:	T + 40 basis points at any time prior to the maturity date	T + 45 basis points at any time prior to December 23, 2019 (1 month prior to the maturity date)	T + 50 basis points at any time prior to October 23, 2024 (3 months prior to the maturity date)

Par Call:	N/A	Par call at any time on or after December 23, 2019	Par call at any time on or after October 23, 2024

Change of Control Redemption:	101% of principal plus accrued and unpaid interest, except in certain circumstances where Notes continue to have an investment grade rating or there is no downgrade in connection with change of control

CUSIP Number:	845467 AJ8	845467 AK5	845467 AL3

ISIN Number:	US845467AJ86	US845467AK59	US845467AL33

Day Count Convention:	30/360	30/360	30/360

Payment Business Days:	New York	New York	New York

Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBS Securities Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBS Securities Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Mitsubishi UFJ Securities (USA) Inc.

RBC Capital Markets, LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBS Securities Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Mizuho Securities USA Inc.

SMBC Nikko Securities America, Inc.

Senior Co-Managers:	BMO Capital Markets Corp. BNP Paribas Securities Corp. Mizuho Securities USA Inc. Mitsubishi UFJ Securities (USA) Inc. RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.	BBVA Securities Inc. BMO Capital Markets Corp. BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Mizuho Securities USA Inc. SMBC Nikko Securities America, Inc.	BBVA Securities Inc. BMO Capital Markets Corp. BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Mitsubishi UFJ Securities (USA) Inc. RBC Capital Markets, LLC

Co-Managers:

CIBC World Markets Corp.

SG Americas Securities, LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

Comerica Securities, Inc.

DNB Markets, Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

CIBC World Markets Corp.

SG Americas Securities, LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

Comerica Securities, Inc.

DNB Markets, Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

CIBC World Markets Corp.

SG Americas Securities, LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

Comerica Securities, Inc.

DNB Markets, Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or RBS Securities Inc. toll-free at 1-866-884-2071.

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